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                                  EXHIBIT 11.1

                            MAI SYSTEMS CORPORATION
                        COMPUTATION OF INCOME PER SHARE
                  Years ended December 31, 1993, 1994 and 1995

                                               1993               1994             1995
                                                (in thousands except per share data)
Income before extraordinary item            $ 28,177            $3,628           $ 8,623

Extraordinary item                           117,312               916             1,566
                                            --------            ------           -------
Net income                                  $145,489            $4,544           $10,189
                                            --------            ------           -------
Number of shares of Common Stock expected
  to be issued pursuant to the Plan of
  Reorganization                               7,356             7,356             7,356

Weighted average number of shares of Common
  Stock equivalents outstanding                    -                 -               904
                                            --------            ------           -------

                                               7,356             7,356             8,260
                                            --------            ------            ------
Primary and Fully diluted income per share
  of Common Stock:
Income before extraordinary item            $   3.83            $ 0.49            $ 1.04
Extraordinary item                             15.95              0.12              0.19
                                            --------            ------            ------
Net income                                  $  19.78            $ 0.61            $ 1.23
                                            --------            ------            ------